Exhibit 10.22

Employment Term Sheet

1. Title:                                                                                                     EVP

2. Reporting:                                                                        Chief Executive Officer of Take-Two Interactive Software, Inc. (“Take-Two”)

3. Term:                                                                                                 Position to be reviewed no later than the end of June, 2008 (the “Initial Period”), review shall include consideration for the role of Chief Operating Officer of Take-Two (“COO”).

If the role of COO is offered to you, you will have 30 days to accept such position (failure to accept or decline such offer within such 30 day period shall be deemed a rejection of such offer).

4. Termination:                    12 months notice of termination as per current agreement, subject to standard non-solicitation and no-hire agreements per section 15 of this Term Sheet.

In the event that you reject an offer of the COO position, Take-Two may, at its option, terminate your employment upon 12 months notice of termination (subject to standard non-solicitation and no-hire agreements per section 15 of this Term Sheet); provided, however, that Take-Two may require you to continue working for up to 6 months of such 12 month notice period and you will receive a payment in lieu of the balance of the 12 months’ notice.

In the event that Take-Two does not offer you the COO position prior to the expiration of the Initial Period, you may provide Take-Two with notice of your election to terminate your employment for good reason within 30 days following the expiration of the Initial Period and Take-Two shall have a further period of 30 days from receipt of such notice to offer you the COO position.  If Take-Two fails to offer you the COO position prior to the expiration of such 30 day cure period, notice of termination shall be deemed properly provided on the expiry of the 30 day cure period and you shall be entitled to a payment in lieu of 12 months’ notice (subject to standard non-solicitation and no-hire agreements per section 15 of this Term Sheet).

In connection with any such termination, any equity of Take-Two held by you that is subject to vesting will continue to vest during such 12 month notice period in accordance with its terms, with all unvested equity awards being cancelled upon the expiration of such 12 month notice period.

5. Location:                           Initially perform position of EVP  from London, UK base until the end of the Initial Period. At that time, a decision that relocation of base to Take-Two’s headquarters, currently New York, NY shall be upon mutual agreement. During Initial Period, you shall travel to New York as often as is reasonably requested or necessary to ensure cohesion, effective working relationship and involvement of Take-Two management and corporate team. Other travel as necessary and appropriate to effectively execute job duties and responsibilities.

It is understood by all parties that the position of COO is contemplated to be based at Take-Two’s headquarters, currently in New York City. However, relocation to the US from the UK may be made upon a schedule agreed by both parties, not to exceed three months from the end of the Initial Period unless otherwise agreed upon.

6. NY Housing:                    Take-Two shall continue to provide a temporary housing stipend, at current rate of up to $10,000 per month, until end of June 2008.

7. Salary:                                                                                           £ 250,000 per annum

8. Bonus:                               Participation in Take-Two’s corporate bonus program at a level commensurate with other Executive Officers, currently the CFO and the General Counsel.  Cash bonus will be based on global, corporate EBITDA (based on a budgeted EBITDA (“Budget”) determined by Take-Two and communicated to you within 90 days following the commencement of each fiscal year).  For fiscal year 2008, target cash bonus where actual corporate EBITDA equals 100% of Budget is 50% of base salary (“Targeted Bonus”).  Targeted Bonus shall vary as described below based upon Take-Two’s corporate EBITDA:

•      EBITDA at less than 75% of Budget, you shall receive no cash bonus

•      EBITDA at 75% - 100% of Budget, you shall receive a cash bonus of 20% - 100% of Targeted Bonus.*

•      EBITDA at 100% - 125% of Budget, you shall receive a cash bonus of 100% - 150% of Targeted Bonus.*

•      EBITDA at 125% or higher of Budget, you shall receive a cash bonus capped at 150% of Targeted Bonus.

*The Bonus in this range will be determined based on a proportional sliding scale.

9. Stock incentive:              Participation in Take-Two’s new equity incentive program at a level commensurate with other Executive Officers, currently the CFO and the General Counsel.  Within participation level award values are determined by the CEO, in consultation with and approval of the Compensation Committee of the Board of Directors, and shall take into consideration job performance and achievement of certain to be defined goals and objectives.  All equity awards that you have received prior to the date of this Term Sheet will not be affected by your participation in the new equity incentive program.  In the event that your employment is terminated by Take-Two “without cause” or pursuant to the third paragraph of Section 4 of this Term Sheet, all of your time-based vesting equity awards granted to you under the new equity incentive program (i.e. equity granted subsequent to this agreement and pursuant to this agreement) will immediately vest.

10. Benefits:                         Standard UK benefits (to be continued at a level the same or substantially similar to benefits currently provided), subject to adjustment to standard US benefits if you relocate to US.

11. Other terms:                  Car Allowance - £1,000 per month car allowance

Vacation – 25 days

Pension – 7.5% standard UK contribution (subject to adjustment if you relocate to US)

12. Key responsibilities:    Key responsibilities shall include, but are not limited to:

•      Direct supervision of worldwide sales with direct reporting of the heads of the North American and International teams with a particular short term emphasis and involvement in the European sales and distribution business to assist in the move to the new corporate structure.

•      Review, analysis and optimization of existing sales and distribution arrangements for all products as well as development and implementation of new strategic approach to sales and distribution to increase revenue and profit moving forward.

•      Serve as corporate liaison with all labels to maximize, working to maximize revenue and profit of all products.

•      Business development and increased profitability in identified geographic regions such as Asia/Pacific (including Japan) and Latin and South America (including Mexico).

•      Business development and increased profitability in identified product areas, such as casual games and online gaming.

13. Change of control:

a) In the event that Zelnick Media’s management agreement with Take-Two is terminated, or a majority of Take-Two’s outstanding common stock is acquired by a competitor or other entity, all outstanding equity grants shall immediately vest.  However, this shall not apply to any merger or acquisition whereby the Zelnick Media management agreement survives.

b) If employment is terminated by Take-Two (or its successor) within 12 months following a change in control as described in paragraph a) above or by you within 90 days following a change in control as described in paragraph a), then the 12 month notice period referred to in Section 4 shall become a payment in lieu of notice, payable in two instalments, one at termination and one six months following termination.  The standard non-solicitation and no-hire agreements per section 15 of this Term Sheet shall apply to the entire 12 month period following employment.

14. Jurisdiction

This Term Sheet shall be governed by the laws of England and the parties submit to the jurisdiction of the Courts of England for the determination of disputes or claims arising out of this Term Sheet.

15.  Non-Solicitation / No Hire

The employee hereby agrees that he shall not, during the period of his employment and for a period of 12 months following such time as employee is no longer actively employed by Take-Two (which 12 month period shall not be extended by any period that employee continues to work during a termination notice period), directly or indirectly, solicit to employ, hire or engage as an employee or consultant, any then current employee of Take-Two or any of its subsidiaries or affiliates or otherwise persuade or attempt to persuade any such employee to discontinue or alter his or her relationship with Take-Two or any of its subsidiaries or affiliates.

This Term Sheet supersedes and replaces in its entirety the offer letter dated December 22, 2006 between employee and Take-Two.

Agreed to and Accepted by:

Employee:	Employer:

Take-Two Interactive Software, Inc.

/s/ Gary Dale	By:	/s/ Seth D. Krauss
Gary Dale		Name:	Seth D. Krauss
Date: November 15, 2007		Title:	EVP / General Counsel
		Date:	November 16, 2007